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                                      EXHIBIT 23.1


                            INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement, relating to the Mental Health Management, Inc. Employees' Savings Plan on Form S-8, of our report dated January 12, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), on our audit of the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of MHM Services, Inc. (formerly "Mental Health Management, Inc.") for the year ended September 30, 1995.





DELOITTE & TOUCHE LLP
Washington, D.C.

July 19, 1996